                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [ X ]
Filed by a Party Other than the Registrant [   ]

CHECK THE APPROPRIATE BOX:

[   ]  Preliminary Proxy Statement
[   ]  Confidential, For Use of the Commission Only (as permitted by Rule
       14a-6(e)(2))
[ X ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Under Rule 14a-12

                             FINANTRA CAPITAL, INC.
                (Name of Registrant as Specified in its Charter)

                                       N/A
       (Name of Person(s) Filing Proxy Statement If Other than Registrant)

Payment of Filing Fee (Check the Appropriate Box):

[X]    No fee required.
[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i) (4) and 0-11.

       (1) Title of each class of securities to which transaction applies:


       (2) Aggregate number of securities to which transaction applies:


       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       (4) Proposed maximum aggregate value of transaction:


       (5) Total fee paid:


[  ]   Fee paid previously with preliminary materials.
[  ]   Check box if any part of the fee is offset as provided by Exchange
       Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

       (1)  Amount previously paid:


       (2)  Form, Schedule or Registration Statement No.:


       (3)  Filing Party:


       (4)  Date Filed:

                             FINANTRA CAPITAL, INC.
                     150 SOUTH PINE ISLAND ROAD, SUITE 500
                           PLANTATION, FLORIDA 33324
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD SEPTEMBER 1, 2000

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of FINANTRA CAPITAL, INC., a Delaware corporation ("Company"), will be held at the Hyatt Regency Hotel, 50 Alhambra Plaza, Coral Gables, Florida 33134 on Friday, September 1, 2000, at 8:00 A.M., local time, for the following purposes:

          1. To elect eight directors to hold office until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified;

          2. To ratify the appointment by the Company's Board of Directors of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 31, 2000; and

          3. To transact such other business as may properly come before the Meeting and at all adjournments thereof.

     The transfer books of the Company will not be closed for the Meeting. Only stockholders of record, however, at the close of business on July 14, 2000 will be entitled to notice of, and to vote at, the Meeting and at all adjournments thereof.

     YOU ARE URGED TO READ THE ATTACHED PROXY STATEMENT WHICH CONTAINS INFORMATION RELEVANT TO THE ACTIONS TO BE TAKEN AT THE MEETING. IN ORDER TO ASSURE THE PRESENCE OF A QUORUM, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ACCOMPANYING PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ADDRESSED, POSTAGE PREPAID ENVELOPE. YOU MAY REVOKE YOUR PROXY IF YOU SO DESIRE AT ANY TIME BEFORE IT IS VOTED.

                                          By Order of the Board of Directors

                                          /s/ ALYCE B. SCHREIBER
                                          ALYCE B. SCHREIBER,
                                          Executive Vice President and Secretary

July 27, 2000

                             FINANTRA CAPITAL, INC.
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                              GENERAL INFORMATION

ANNUAL MEETING

     This Proxy Statement and the enclosed form of Proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Finantra Capital, Inc., a Delaware corporation (the "Company"), to be used at the Annual Meeting of Stockholders of the Company to be held at 8:00 A.M., local time, on Friday, September 1, 2000, at the Hyatt Regency Hotel, 50 Alhambra Plaza, Coral Gables, Florida 33134, and at all adjournments thereof (the "Meeting"). The matters to be considered at the Meeting are set forth in the attached Notice of Meeting.

     The Company's executive offices are located at 150 South Pine Island Road, Suite 500, Plantation, Florida 33324. On or about July 28, 2000, this Proxy Statement, the enclosed form of Proxy, the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999 ("Fiscal 1999"), as amended, which contains Fiscal 1999 audited financial statements, and Quarterly Report on Form 10-QSB for the quarter ended March 31, 2000 were mailed to stockholders of record of the Company as of the close of business on July 14, 2000. The Company will furnish to any stockholder copies of any exhibits listed in the Forms 10-KSB or 10-QSB upon such stockholder's request and payment of a fee not exceeding the reasonable expenses of furnishing such copies.

SOLICITATION AND REVOCATION

     Proxies in the form enclosed are solicited by and on behalf of the Board of Directors. The persons named in the Proxy have been designated as proxies by the Board of Directors. Any Proxy given pursuant to such solicitation and received in time for the Meeting will be voted as specified in such Proxy. If no instructions are given, Proxies will be voted FOR the election of the nominees listed below under the caption "Election Of Directors", FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 31, 2000, and in the discretion of the proxies named on the Proxy with respect to any other matters properly brought before the Meeting and any adjournments thereof. In the unanticipated event that any other matters are properly presented at the Meeting for action, the persons named in the Proxy will vote the proxies in accordance with their best judgment. Any Proxy given pursuant to this solicitation may be revoked by the stockholder at any time before it is exercised by written notification delivered to the Secretary of the Company, by voting in person at the Meeting or by delivering another Proxy bearing a later date. Attendance by a stockholder at the Meeting does not alone serve to revoke his or her Proxy.

QUORUM

     The presence of the holders of a majority of the outstanding shares of common stock, $.01 par value per share, of the Company (the "Common Stock") represented in person or by Proxy at the Meeting, will constitute a quorum. Shares represented by Proxies that are marked "abstain" and Proxies relating to "street name" shares that are returned to the Company but marked by brokers as "not voted" ("broker non-votes") will be treated as shares present for purposes of determining the presence of a quorum on all matters unless authority to vote is completely withheld on the Proxy.

RECORD DATE; OUTSTANDING SHARES

     The Board of Directors has fixed the close of business on July 14, 2000 as the record date for the determination of stockholders of the Company entitled to receive notice of, and to vote at, the Meeting. At the close of business on July 14, 2000, an aggregate of 15,075,800 shares of Common Stock were issued and outstanding, each of which is entitled to one vote on each matter to be voted upon at the Meeting. The Company's stockholders do not have cumulative voting rights. The Company has no other class of voting securities entitled to vote at the Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of July 27, 2000, based on information obtained from the persons named below, with respect to the stock ownership of (i) each person or group known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company and (iv) all directors and executive officers of the Company as a group. As of July 27, 2000, there were issued and outstanding 15,075,800 shares of Common Stock.

                                                                                        PERCENTAGE OF
                                                              AMOUNT AND NATURE OF       OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL OWNER                         BENEFICIAL OWNERSHIP(1)    SHARES OWNED
------------------------------------                         -----------------------    -------------
Robert D. Press............................................         4,069,992(2)(3)         29.94%
  150 South Pine Island Road
  Plantation, FL 33324
Charles Litt...............................................           204,500(4)             1.34%
  150 South Pine Island Road
  Plantation, FL 33324
Maynard J. Hellman.........................................         1,153,250(5)             7.31%
  150 South Pine Island Road
  Plantation, FL 33324
Alyce B. Schreiber.........................................           110,100(6)                *
  150 South Pine Island Road
  Plantation, FL 33324
Evaldo F. Dupuy............................................            65,000(7)                *
  3911 Riviera Drive
  Coral Gables, FL 33134
Thomas W. Dwyer............................................            51,240(8)                *
  1 Hathaway Drive
  Princeton Junction, NJ 08550
Arthur J. Press............................................            52,336(9)                *
  1268 Hemlock Farms
  Hawley, PA 18428
Steve Beitler..............................................            10,000                   *
  913 Woodlawn Road
  Glenview, IL 60025
Vern E. Landeck............................................               -0-(10)             -0-
  150 South Pine Island Road
  Plantation, FL 33324
Medley Group, Inc..........................................           799,908(3)             5.31%
  150 South Pine Island Road
  Plantation, FL 33324
Herb Black.................................................         1,350,000                8.95%
  46 Belvedere Place
  Westmont, Quebec
  CANADA H341G6
All directors and executive officers as a group (nine
  persons).................................................         5,716,418(10)           33.93%

---------------
  *  Represents less than 1%.

 (1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this Proxy Statement upon the exercise or conversion of options, warrants or other convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants or other convertible securities that are held by such person (but not those held by any other person) and that are exercisable or convertible within 60 days from the date of this Proxy Statement have been exercised or converted. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

 (2) Includes 456,590 shares of Common Stock issuable upon the conversion of 2,136,844 shares of Series A Preferred Stock of the Company (the "Series A Preferred Stock") owned by Mr. Press. Also includes (i) 9,500 shares of Common Stock issuable upon the exercise of certain warrants that are exercisable at any time on or prior to September 30, 2000 at $1.50 per share, (ii) 25,000 shares of Common Stock issuable upon the exercise of certain options that are exercisable at any time on or prior to December 31, 2003 at $3.30 per share, (iii) 42,500 shares of Common Stock issuable upon the exercise of certain options that are exercisable at any time on or prior to March 29, 2004 at $3.025 per share, (iv) 25,000 shares of Common Stock issuable upon the exercise of certain options that are exercisable at any time on or prior to April 3, 2004 at $3.23 per share, (v) 25,000 shares of Common Stock issuable upon the exercise of certain options that are exercisable at any time on or prior to July 1, 2004 at $5.115 per share,
     (vi) 25,000 shares of Common Stock issuable upon the exercise of certain options that are exercisable at any time on or prior to October 3, 2004 at $4.13 per share and (vii) 25,000 shares of Common Stock issuable upon the exercise of certain options that are exercisable at any time prior to January 3, 2005, at $3.78 per share. Does not include an additional 25,000 shares of Common Stock issuable upon the exercise, after October 3, 2000, but on or prior to April 3, 2005, of certain options at $5.37 per share and 25,000 shares of Common Stock issuable upon the exercise, after January 3, 2001, but on or prior to July 3, 2005, of certain options at $5.55 per share. Pursuant to Mr. Press' employment agreement with the Company, up to 1,400,000 of these shares are subject to return and forfeiture at the rate of 200,000 shares per year for each year, or portion thereof, commencing January 1, 2000 and ending December 31, 2006, that Mr. Press fails to remain in the employ of the Company as a result of his voluntary termination or termination for cause. Robert D. Press is the son of Arthur
     J. Press. Robert Press disclaims beneficial ownership over all shares of Common Stock beneficially owned by Arthur J. Press.

 (3) Mr. Press, the Chief Executive Officer and Chairman of the Board of the Company, may be deemed to control Medley Group, Inc. As such, Mr. Press may be deemed to own beneficially all Common Stock of the Company beneficially owned by Medley Group, Inc.

 (4) Includes 100,000 shares of Common Stock issuable upon the exercise of certain options that are exercisable at any time on or prior to April 16, 2002 at $2.875 per share and 100,000 shares of Common Stock issuable upon the exercise of certain options that are exercisable at any time on or prior to December 31, 2002 at $3.31 per share.

 (5) Includes 500,000 shares of Common Stock issuable upon the exercise of certain warrants exercisable until December 31, 2002 at $2.50 per share,
     (ii) 75,000 shares of Common Stock issuable upon the exercise of certain options that are exercisable at any time on or prior to December 17, 2003 at $2.50 per share, (iii) 18,750 shares of Common Stock issuable upon the exercise of certain options that are exercisable at any time on or prior to January 1, 2004 at $3.00 per share, (iv) 25,000 shares of Common Stock issuable upon the exercise of certain options that are exercisable at any time on or prior to March 29, 2004 at $2.75 per share, (v) 18,750 shares of Common Stock issuable upon the exercise of certain options that are exercisable at any time on or prior to April 3, 2004 at $2.94 per share,
     (vi) 18,750 shares of Common Stock issuable upon the exercise of certain options that are exercisable at any time on or prior to July 1, 2004 at $4.68 per share, (vii) 18,750 shares of Common Stock issuable upon the exercise of certain options that are exercisable at any time on or prior to October 3, 2004 at $3.75 per share and (viii) 18,750 shares of Common Stock issuable upon the exercise of certain options that are exercisable at any time on or prior to January 3, 2005, at $3.44 per share. Does not include 382,500 shares of Common Stock the Company is contractually obligated to issue to Mr. Hellman in annual installments through 2003 arising out of Mr. Hellman's sale to the Company of his interest in certain of the Company's subsidiaries and a Florida based title insurance company, an additional 18,750 shares of Common Stock issuable upon the exercise, after October 3, 2000, but on or prior to April 3, 2005, of certain options at $4.88 per share, or an additional 18,750 shares of Common Stock issuable upon the exercise, after January 3, 2001, but on or prior to July 3, 2005, of certain options at $2.31 per share.

 (6) Includes (i) 12,000 shares of Common Stock issuable upon the exercise of certain options that are exercisable at any time on or prior to August 10, 2000 at $2.00 per share, (ii) 28,000 shares of Common Stock issuable upon the exercise of certain options that are exercisable at any time on or prior to November 16, 2000 at $2.00 per share, (iii) 12,500 shares of Common Stock issuable upon the exercise of certain options that are exercisable at any time on or prior to March 31, 2001 at $3.00 per share,
     (iv) 12,500 shares of Common Stock issuable upon the exercise of certain options that are exercisable at any time on or prior to June 30, 2001 at $4.63 per share, (v) 12,500 shares of Common Stock issuable upon the exercise of certain options that are exercisable at any time on or prior to September 30, 2001 at $3.94 per share and (vi) 12,500 shares of Common Stock issuable upon the exercise of certain options that are exercisable at any time on or prior to December 30, 2001 at $2.938 per share. Does not include 12,500 shares of Common Stock issuable upon the exercise, after September 30, 2000, but on or prior to March 31, 2003, of certain options at $5.00 per share or 12,500 shares of Common Stock issuable upon the exercise, after December 30, 2000, but on or prior to June 30, 2003, of certain options at $2.125 per share.

 (7) Represents 50,000 shares of Common Stock issuable upon the exercise of certain warrants that are exercisable at any time on or prior to June 8, 2001 at $1.25 per share, 10,000 shares of Common Stock issuable upon the exercise of certain warrants that are exercisable at any time on or prior to November 12, 2002 at $2.875 per share, 2,500 shares of Common Stock issuable upon the exercise of certain warrants that are exercisable at any time on or prior to March 31, 2003 at $5.00 per share and 2,500 shares of Common Stock issuable upon the exercise of certain warrants that are exercisable at any time on or prior to June 30, 2003 at $2.125 per share.

 (8) Represents 36,240 shares of Common Stock issuable upon the conversion of 169,419 shares of Series A Preferred Stock owned by Mr. Dwyer, 10,000 shares of Common Stock issuable upon the exercise of certain warrants that are exercisable at any time on or prior to November 12, 2002 at $2.875 per share, 2,500 shares of Common Stock issuable upon the exercise of certain warrants that are exercisable at any time on or prior to March 31, 2003 at $5.00 per share and 2,500 shares of Common Stock issuable upon the exercise of certain warrants that are exercisable at any time on or prior to June 30, 2003 at $2.125 per share.

 (9) These shares are owned by an affiliate of Mr. Press. Includes 21,925 shares of Common Stock issuable upon the conversion of 102,500 shares of Series A Preferred Stock owned by an affiliate of Mr. Press, 10,000 shares of Common Stock issuable upon the exercise of certain warrants that are exercisable at any time on or prior to November 12, 2002 at $2.875 per share, 2,500 shares of Common Stock issuable upon the exercise of certain warrants that are exercisable at any time on or prior to March 31, 2003 at $5.00 per share and 2,500 shares of Common Stock issuable upon the exercise of certain warrants that are exercisable at any time on or prior to June 30, 2003 at $2.125 per share. Arthur J. Press is the father of Robert D. Press. Mr. Press disclaims beneficial ownership owner all shares of Common Stock beneficially owned by Robert D. Press.

(10) Excludes 18,750 shares of Common Stock issuable upon the exercise, after October 3, 2000, but on or prior to April 3, 2003, of certain options at $4.88 per share and 18,750 shares of Common Stock issuable upon the exercise, after January 3, 2001, but on or prior to July 3, 2003, of certain options at $2.31 per share.

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers and persons who beneficially own greater than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock in the Company. Officers, directors and greater than 10% stockholders are also required to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the Fiscal 1999, all Section 16(a) filing requirements were complied with.

                      PROPOSAL ONE: ELECTION OF DIRECTORS

     The By-laws of the Company provide that the Board of Directors shall determine the number of Directors. The Board has determined that the number of Directors to be elected at the Meeting shall be eight. The persons listed below have been designated by the Board as candidates for election as Directors to serve until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified. Such persons include all of the executive officers of the Company, other than Mr. Vern Landeck, the Company's Chief Financial Officer. Unless otherwise specified in the form of Proxy, the Proxies solicited by management will be voted FOR the election of these candidates. The nominees receiving the highest vote totals will be elected as Directors of the Company. Accordingly, abstentions and broker non-votes will not affect the outcome of the election for Directors of the Company. In case any of these nominees become unavailable for election to the Board of Directors, an event which is not anticipated, the persons named as Proxies, or their substitutes, shall have full discretion and authority to vote or refrain from voting for any other nominee in accordance with their judgment. The election of Directors requires a plurality of those shares voted at the Meeting with respect to the election of Directors. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THESE NOMINEES AS DIRECTORS.

INFORMATION ABOUT THE NOMINEES

     Robert D. Press, age 36, has served as Chairman of the Board of the Company since August 1997 and as Chief Executive Officer and a Director of the Company since its inception in September 1993. From September 1993 through May 1999, Mr. Press also served as President of the Company. Mr. Press devotes all of his business time and efforts to the affairs of the Company. From June 1990 to August 1993, Mr. Press served as President of Premier Lease Concepts, Inc., the Company's predecessor. In addition, from 1989 to 1997, Mr. Press served as President of Performance Capital Management, Inc., a holding company controlled in part by Mr. Press, which had interests in brokerage and investment management, and since October 1992, as President of Medley Group, Inc., a principal stockholder of the Company ("Medley Group"). Mr. Press also served, from 1991 to July 1997, as a licensed registered representative of PCM Securities Limited, L.P., an NASD registered broker-dealer. Mr. Press holds a B.A. degree in Economics from Brandeis University. From 1984 to 1986, Mr. Press worked as a full-time trading systems consultant to several major Wall Street firms, including The Longview Group. In 1986, Mr. Press joined Chemical Bank, N.A. ("Chemical Bank") as an internal consultant in trading and capital markets, and later in 1986, Mr. Press joined in the formation of Chemical Bank's Interest Rate Arbitrage trading group, of which Mr. Press became the principal trader responsible for the global trading and investment decisions of a multi-billion dollar portfolio. Mr. Press holds Series 7 and 63 professional securities licenses. Mr. Press is the son of Arthur J. Press, a Director of the Company.

     Charles Litt, age 56, has served as President and a Director of the Company since May 1999. From 1996 to May 1999, Mr. Litt served as Vice President and General Counsel for First Sierra Financial, Inc. ("First Sierra"), a publicly held specialty finance company. Mr. Litt's responsibilities at First Sierra included the negotiation of vendor program agreements and the structuring of major leasing and finance transactions. From 1993 to 1996, Mr. Litt served as President of Kinnard Capital Corporation, a subsidiary of Kinnard Investments, a Minneapolis based investment company with broker dealer and financial focused subsidiaries. Prior to 1993, Mr. Litt served in various positions for Banc One Leasing Corporation.

     Maynard J. Hellman, age 55, has served as a Director of the Company since January 1997 and as General Counsel of the Company since January 1999. From January 1988 to December 1998, Mr. Hellman served as managing partner of the Coral Gables, Florida based law firm of Hellman & Mass. From 1983 until 1988, Mr. Hellman was engaged in the private practice of law and prior thereto, Mr. Hellman served as a partner in the Miami, Florida law firm of Gilbert, Silverstein and Hellman. Mr. Hellman holds a J.D. degree from the University of Miami School of Law and a B.B.A degree in Accounting from the University of Miami School of Business Administration.

     Arthur J. Press, age 71, has served as a Director of the Company since January 1998. Prior to his retirement in 1987, Mr. Press served as the Vice President of Commercial Lending for Chemical Bank. Mr. Press is the father of Robert D. Press, the Chairman of the Board and Chief Executive Officer of the Company.

     Evaldo F. Dupuy, age 55, has served as a Director of the Company since July 1998. Since 1989, Mr. Dupuy has served as a principal of Coast Partners Securities, Inc., a boutique investment banking firm specializing in asset backed and debt related facilities for its clients. Mr. Dupuy is a member of the Florida Premium Finance Association, Florida Automobile Dealers Association, Florida Mortgage Brokers Association and the Asset Based Lender Association.

     Thomas W. Dwyer, age 40, has served as a Director of the Company since March 1999. Since 1994, Mr. Dwyer has served as Vice President of Fuji Capital Markets Corp., a derivatives trading house owned by Fuji Bank Tokyo. In addition, since 1998, Mr. Dwyer has served as a director of Securities Arbitrage Consulting Group, a Chicago based risk software company.

     Alyce B. Schreiber, age 36, has served as a Director and Executive Vice President of the Company since March 1999 and as Secretary of the Company since November 1995. From November 1995 to February 1999, Ms. Schreiber also served as Vice President of the Company. From June 1995 to October 1995, Ms. Schreiber served as director of Club Operations for The Jockey Club, a Miami, Florida resort. From December 1994 to May 1995, Ms. Schreiber worked in the business development department of Sky Scientific, Inc., a publicly held entity with subsidiaries in natural resources. From September 1991 to September 1994, Ms. Schreiber served as Vice President and Secretary of the Company. Prior thereto, Ms. Schreiber served as a tax specialist for Laventhol and Horwath, a certified public accounting firm. Ms. Schreiber holds a J.D. degree from Cardozo School of Law and a B.B.A. degree in Accounting from the Boston University School of Management.

     Steve Beitler, age 43, has served as a Director of the Company since July 2000. Since January 1999, Mr. Beitler has served as Executive Vice President and Principal of TJM Capital Partners, LLC, a Chicago based specialized brokerage firm co-founded by Mr. Beitler. Since May 1996, Mr. Beitler has also served as Executive Vice President of TJM Institutional Services, LLC, a Chicago based registered introducing broker co-founded by Mr. Beitler. From March 1990 to April 1996, Mr. Beitler served as Senior Vice President of Prudential Securities and Sales Manager of Prudential Securities' Euro-dollar desk. Mr. Beitler serves as a Director on Stetson University's Accounting Board of Directors.

OTHER EXECUTIVE OFFICERS

     Vern E. Landeck, age 42, has served as Chief Financial Officer of the Company since April 2000. From July 1997 to March 2000, Mr. Landeck served as Chief Financial Officer of Prime Capital Corporation, a NASDAQ company engaged in the commercial specialty finance business. From May 1996 to June 1997, Mr. Landeck served as Vice President and Treasurer of Prime Capital. From 1988 to 1996, Mr. Landeck served as President of Atlantic Capital Exchange, Inc., a Chicago, Illinois and Fairfax, Virginia based equipment financing company founded by Mr. Landeck.

DIRECTORS' FEES, BOARD MEETINGS AND COMMITTEES

     The Company's Board has established Audit and Compensation Committees. The Audit Committee meets with management to consider the adequacy of the internal controls of the Company and the objectivity of the Company's financial reporting. The Audit Committee also meets with the Company's independent accountants and with appropriate Company financial personnel about these matters. The Compensation Committee administers the Company's 1997 Stock Option Plan (the "Option Plan") and makes recommendations to the Board of Directors with respect to the compensation of management. The Audit and Compensation Committees are comprised of Messrs. Hellman, Dupuy, Dwyer and Beitler.

     The Board of Directors met or took written action by unanimous written consent four times during Fiscal 1999. None of the then Directors of the Company attended (or executed written consents at) less than 75% of such meetings. Each non-employee Director receives an annual fee of $7,500, paid quarterly, $500 for each Board of Directors meeting attended, $300 for each Audit and Compensation Committee meeting attended, and reimbursement of reasonable expenses incurred in attending all such Board and Committee meetings. In addition, each non-employee Director is issued, on a quarterly basis, three year warrants to acquire 2,500 shares of the Company's Common Stock at the closing sale price for shares of the Company's Common Stock on the date such warrants are issued.

EXECUTIVE COMPENSATION

     The following table summarizes, for the years indicated, all compensation earned by or paid to the Company's Chief Executive Officer and to each of the Company's other executive officers whose total remuneration exceeded $100,000 for Fiscal 1999:

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                                                                          COMPENSATION
                                                        ANNUAL COMPENSATION                  AWARDS
                                             -----------------------------------------    ------------
                                                                                           SECURITIES
                                                                        OTHER ANNUAL       UNDERLYING
NAME AND PRINCIPAL POSITION(S)   YEAR         SALARY      BONUS        COMPENSATION(1)    OPTIONS (#)
------------------------------  -------      --------    --------      ---------------    ------------
Robert D. Press.............       1999      $275,000    $402,500(2)            --          117,500
  Chairman and Chief               1998      $225,000    $195,750(2)            --           25,000
  Executive Officer                1997      $ 60,000          --               --               --
Charles Litt................       1999(3)   $156,250          --          $18,750(4)       200,000
  President
Maynard J. Hellman..........       1999(5)   $180,000          --               --          100,000
  General Counsel

---------------
(1) Other than the compensation described herein, the Company did not pay such executive officer any fringe benefits, perquisites or other compensation in excess of the lesser of $50,000 or 10% of such executive officer's salary and bonus during the years indicated.

(2) Pursuant to Mr. Press' employment agreement with the Company, as amended, Mr. Press was issued an aggregate of 160,000 shares and 120,000 shares of the Company's Common Stock, respectively, during Fiscal 1999 and Fiscal 1998. The shares issued during Fiscal 1999 had an aggregate fair market value, at their respective dates of issuance, of $342,500. The shares issued during Fiscal 1998 had an aggregate fair market value, at their respective dates of issuance, of $150,750.

(3) Mr. Litt joined the Company as its President in May 1999. Prior thereto, Mr. Litt was not affiliated with the Company.

(4) Represents the aggregate amount of a monthly automobile and furnished apartment allowance paid to Mr. Litt.

(5) Mr. Hellman began serving as General Counsel to the Company in January 1999. Prior thereto, Mr. Hellman was a Director but not an executive officer or employee of the Company.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information regarding stock options granted to the executive officers listed in the Summary Compensation Table above during Fiscal 1999:

                                                                PERCENTAGE OF
                                                 NUMBER OF      TOTAL OPTIONS
                                                SECURITIES        GRANTED TO
                                                UNDERLYING       EMPLOYEES IN    EXERCISE PRICE   EXPIRATION
NAME                                          OPTIONS GRANTED   FISCAL YEAR(1)     ($/SHARE)         DATE
----                                          ---------------   --------------   --------------   ----------
Robert D. Press.............................       42,500             7.8%           3.025         03/24/04
                                                   25,000             4.6%           3.230         04/01/04
                                                   25,000             4.6%           5.115         07/01/04
                                                   25,000             4.6%           4.130         10/01/04
Charles Litt................................      100,000            18.4%           2.875         04/16/02
                                                  100,000            18.4%           3.310         12/31/02
Maynard J. Hellman..........................       18,750             3.4%           3.000         01/01/04
                                                   25,000             4.6%           2.750         03/29/04
                                                   18,750             3.4%           2.940         04/01/04
                                                   18,750             3.4%           4.680         07/01/04
                                                   18,750             3.4%           3.750         10/01/04

---------------
(1) Based on options to purchase an aggregate of 543,500 shares of Common Stock granted during Fiscal 1999 under the Company's Option Plan.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                           NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                               SHARES                     UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS
                              ACQUIRED       VALUE      OPTIONS AT FISCAL YEAR-END      AT FISCAL YEAR-END(1)
NAME                         ON EXERCISE    REALIZED    EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
----                         -----------    --------    --------------------------    -------------------------
Robert D. Press............      --           --              92,500/50,000                     $306,175/-
Charles Litt...............      --           --             100,000/100,000             $331,000/$331,000
Maynard J. Hellman.........      --           --              137,000/37,500                    $455,125/-

---------------
(1) Assumes a per share fair market value equal to $3.31, the last reported sale price for shares of the Company's Common Stock in the over-the-counter market on December 31, 1999.

EMPLOYMENT AGREEMENTS

     The Company has employment agreements with each of Messrs. R. Press, Litt, Hellman and Landeck and Ms. Schreiber. The Company is not a party to any other employment agreements.

     Pursuant to Mr. Press' employment agreement with the Company, as amended, Mr. Press has agreed to serve as Chairman of the Board and Chief Executive Officer of the Company. This employment agreement expires on December 31, 2006 (subject to earlier termination for cause). Mr. Press' employment agreement further provides for Mr. Press to be paid an annual salary of $350,000 per annum beginning January 1, 2000, with such annual salary increasing 10% per annum thereafter. In addition, Mr. Press is entitled to receive a minimum cash bonus of $75,000 for Fiscal 2000. Mr. Press is also entitled to receive 50,000 shares of Common Stock following the close of each calendar quarter during Fiscal 2000 and 25,000 shares of Common Stock following the close of each calendar quarter thereafter. Mr. Press' employment agreement also provides for the annual grant to him of 100,000 incentive stock options under the Company's Option Plan. These options have and shall have a six month vesting period and are and will be exercisable over the five year period following their grant at a price equal to 110% of the fair market value for shares of the Company's Common

Stock on the date of grant. In addition, Mr. Press' employment agreement provided for the Company's issuance to him, during January 2000, of 1,400,000 shares of Common Stock (such shares being subject to return and forfeiture at the rate of 200,000 shares per year for each year, or portion thereof, commencing January 1, 2000 and ending December 31, 2006, that Mr. Press fails to remain in the employ of the Company as a result of his voluntary termination or termination for cause). Moreover, Mr. Press' employment agreement requires the Company, during the term of Mr. Press' employment, to distribute to Mr. Press 5% of the gross value of all mergers and acquisitions completed by the Company after December 15, 1999, such sum being paid in shares of the Company's Common Stock based upon the average bid price for shares of the Company's Common Stock during the ten consecutive trading days prior to the closing of the merger or acquisition. Subject to eligibility requirements, Mr. Press is entitled to participate in all medical, stock option, pension and other benefit plans that the Company may establish from time to time for its senior management generally. Mr. Press' employment agreement is terminable by the Company for cause (i.e., conviction of a felony, willful misconduct, dishonesty or material breach of the agreement) at any time or in the event that Mr. Press becomes disabled and, as a result, is unable to perform his duties under his employment agreement for more than 60 consecutive days or for more than 90 days during any 12-month period.

     Pursuant to Mr. Litt's employment agreement with the Company, Mr. Litt has agreed to serve as President of the Company. This employment agreement expires on May 16, 2004 (subject to earlier termination for cause or disability). Mr. Litt shall be paid an annual salary under this agreement of $250,000. Mr. Litt was granted 100,000 stock options in connection with the execution of his employment agreement and, pursuant to his employment agreement, shall be granted an additional 100,000 stock options on each December 31 during the term of the agreement. All such options have and shall have a six month vesting period, an exercise period of 36 months following their date of grant and an exercise price equal to the fair market value for shares of the Company's Common Stock on their date of grant less the maximum allowable discount which will not create income to Mr. Litt or an expense to the Company. In addition, the Company provides Mr. Litt with a furnished apartment and an automobile during the term of his employment. Mr. Litt may nonetheless terminate his affiliation with the Company and continue to receive benefits and compensation under his employment agreement for the lesser of 24 months following his termination of employment or the remaining term under his employment agreement if the Company is convicted of a felony within which Mr. Litt had no knowledge or complicity, or an officer, Director or employee of the Company is convicted of a felony and the Company, notwithstanding Mr. Litt's request, refuses to discharge such person, or the Company requires Mr. Litt to relocate his residence from Atlanta, Georgia to South Florida. Subject to eligibility requirements, Mr. Litt is entitled to participate in all medical, stock option, pension and other benefit plans the Company may establish from time to time for its senior management generally. Mr. Litt has agreed, generally, not to compete with the Company during the term of his employment and for the 18-month period immediately thereafter.

     Pursuant to Mr. Hellman's employment agreement with the Company, as amended, Mr. Hellman has agreed to serve as General Counsel to the Company, giving and rendering legal services. This employment agreement expires on December 31, 2004, subject to (i) automatic annual extensions unless written notice of expiration is provided by Mr. Hellman or the Company and (ii) earlier termination for cause or disability. Mr. Hellman's salary for Fiscal 1999 under this agreement was $180,000. Commencing with Fiscal 2000, Mr. Hellman's salary increases annually by the lesser of the then cost of living increase, if any, or 5%. Mr. Hellman was granted 75,000 incentive stock options in connection with the execution of his employment agreement and, pursuant to his employment agreement, shall be granted an aggregate of 75,000 incentive stock options during each year of his employment agreement. All such incentive stock options have and shall have a six month vesting period and are and will be exercisable over the five year period following their grant at a price equal to the fair market value for shares of the Company's Common Stock at the date of grant. In addition, Mr. Hellman's employment agreement requires the Company, during the term of Mr. Hellman's employment, to distribute to Mr. Hellman 2.5% of the gross value of all mergers and acquisitions completed by the Company after December 16, 1999, such sum being paid in shares of the Company's Common Stock based upon the average bid price for shares of the Company's Common Stock during the ten consecutive trading days prior to the closing of the merger or acquisition. Subject to eligibility requirements, Mr. Hellman is entitled to participate in all medical, stock option, pension and other benefit plans the Company may establish from time to time for its senior management generally.

     Pursuant to Ms. Schreiber's employment agreement with the Company, Ms. Schreiber has agreed to serve as Executive Vice President of the Company. This employment agreement expires on December 31, 2002 (subject to earlier termination for cause or disability). Ms. Schreiber's annual salary for Fiscal 1999 under this agreement was $85,000, and such salary increases annually by $5,000 increments during the term of her employment agreement. Ms. Schreiber's employment agreement further provides that she will be granted an aggregate of 50,000 incentive stock options during each year of her employment agreement. All such incentive stock options have and shall have a six month vesting period and are and will be exercisable over the five year period following their grant at a price equal to the fair market value for shares of the Company's Common Stock at the date of grant. Subject to eligibility requirements, Ms. Schreiber is entitled to participate in all medical, stock option, pension and other benefit plans the Company may establish from time to time for its senior management generally. Ms. Schreiber has agreed, generally, not to compete with the Company during the term of her employment and for the 18-month period immediately thereafter.

     Pursuant to Mr. Landeck's employment agreement with the Company, Mr. Landeck has agreed to serve as Chief Financial Officer of the Company. This employment agreement expires on March 31, 2003 (subject to earlier termination for cause or disability). Mr. Landeck's annual salary under this agreement is $175,000. In addition, Mr. Landeck is eligible to participate in an Executive Bonus Pool to be established by the Company during Fiscal 2000. Mr. Landeck's employment agreement further provides that he will be granted an aggregate of 75,000 incentive stock options during each year of his employment agreement. All such incentive stock options have and shall have a six month vesting period and are and will be exercisable over the three year period following their grant at a price equal to the fair market value for shares of the Company's Common Stock at the date of grant. Subject to eligibility requirements, Mr. Landeck is entitled to participate in all medical, stock option, pension and other benefit plans the Company may establish from time to time for its senior management generally. Mr. Landeck has agreed, generally, not to compete with the Company during the term of his employment and for the 24 month period immediately thereafter.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     In December 1996, the Company sold Maynard Hellman, General Counsel and a Director of the Company, in consideration for $100,000, warrants to purchase up to 1,000,000 shares of Common Stock of the Company (the "1996 Warrants"). The 1996 Warrants were exercisable until July 22, 2002 at an exercise price of $5.00 per share. In October 1998, Mr. Hellman provided the Company with a $150,000 bridge loan which has been repaid in its entirety. In connection with this bridge loan, the Company and Mr. Hellman agreed to terminate the 1996 Warrants and the Company issued Mr. Hellman warrants to purchase, at anytime through December 2002, up to 500,000 shares of Common Stock at an exercise price of $2.50 per share.

     In connection with the consummation of the Company's initial public offering of securities during January 1998 (the "IPO"), the Company issued 15,000 shares of Common Stock to Mr. Robert Press, Chairman of the Board and Chief Executive Officer of the Company, in satisfaction of certain redemption obligations of the Company owing to him with respect to 15,000 other shares of Common Stock. These shares of Common Stock were originally transferred and assigned by Medley Group to Mr. Press in January 1996 in consideration for services performed by Mr. Press on behalf of the Company . Also, in connection with the IPO, the Company issued Mr. Press and an affiliate of Mr. Arthur J. Press, a Director of the Company, approximately 13,740, and 2,880 shares of Common Stock, respectively, in satisfaction of approximately $75,590, and $15,860 of declared but unpaid dividends owing them with respect to shares of the Company Series A Preferred Stock.

     During the second quarter of 1998, the Company provided Medley Group a financial accommodation in consideration for $150,000 per annum. This fee is payable each year the Company continues to extend such financial accommodation. Specifically, the Company posted a $1.475 million standby letter of credit on behalf of Medley Group. This letter of credit was posted for the purpose of securing the performance of certain equipment leases sold by Medley Group to an unrelated party. The Company's financial exposure under this letter of credit has been collateralized by the pledge by Medley Group to the Company of 750,000 shares of the Company's Common Stock owned by Medley Group, which Common Stock, for purposes of the pledge, has an agreed upon value of $2.50 per share.

     During December 1998, the Company agreed to forgive an outstanding loan in the then outstanding amount of $68,000 made to Mr. Robert Press at the rate of 20% per year beginning during Fiscal 1999.

     On December 31, 1999, the Company entered into an agreement with Medley Group pursuant to which, among other things, the manner in which the then $663,089.24 outstanding intercompany debt owing to the Company by Medley Group was scheduled for repayment. Specifically, Medley Group paid the Company $50,000 upon the execution of such agreement and agreed to pay the Company the remaining balance by December 31, 2004.

     During January 1999, the Company, through its Ameri-Cap Mortgage Group, Inc. subsidiary ("Ameri-Cap Mortgage") acquired from Mr. Maynard Hellman, 80% of the outstanding capital stock of Suncoast Title Company, Inc., a Florida title insurance company ("Suncoast"), for 50,000 shares of the Company's Common Stock. The Company has agreed to acquire the remaining outstanding capital stock of Suncoast from Mr. Hellman through 2003 for an aggregate of 50,000 additional shares of Common Stock.

     During February 1999, the Company, through its Ameri-Cap Factors Group, Inc. subsidiary ("Ameri-Cap Factors"), acquired from Mr. Hellman .6% of the outstanding capital stock of Ameri-Med Financial Services, Inc., a Florida medical receivable financing business ("Ameri-Med Financial"), for 140,000 shares of Common Stock. Ameri-Cap Factors previously owned 80% of the outstanding capital stock of Ameri-Med Financial. The Company has agreed, beginning in February 2000, and in February of each year thereafter through 2004, to acquire an additional .6% of the capital stock of Ameri-Med Financial owned by Mr. Hellman for 35,000 additional shares of Common Stock.

     During February 1999, the Company acquired from Mr. Hellman the right to exchange Mr. Hellman's 7% interest in Ameri-Cap Mortgage for 400,000 shares of Common Stock. The Company has agreed to exchange 1.4% of Mr. Hellman's interest in Ameri-Cap Mortgage annually, beginning in February 2000, for 80,000 shares of Common Stock.

     Except as set forth above or in the Executive Compensation section of this Proxy Statement, during the last two fiscal years of the Company, there has not been any transaction or series of transactions to which the Company was or is a party in which the amount involved exceeded or exceeds $60,000 and in which any Director, executive officer, holder of more than 5% of the Company's Common Stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

       PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors of the Company has appointed PricewaterhouseCoopers LLP, independent auditors, as the Company's independent auditors for the fiscal year ending December 31, 2000. No determination has been made as to what action the Company's Board of Directors would take if stockholders do not ratify the appointment.

     PricewaterhouseCoopers LLP has conducted the audit of the financial statements of the Company and its subsidiaries for the year ended December 31, 1999. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting, will be given an opportunity to make a statement if they desire to do so, and will be available to answer appropriate questions from stockholders.

     Effective January 24, 2000, the Company engaged PricewaterhouseCoopers LLP as its principal accountants replacing its former principal accountants, Daszkal, Bolton, Manela, Devlin & Co. The decision to change accountants was approved by the Audit Committee of the Company. Neither of the reports of the former principal accountants on the financial statements of the Company for the past two years contained an adverse opinion or disclaimer of opinion, nor was either qualified or modified as to uncertainty, audit scope, or accounting principles. In addition, during the two most recent fiscal years of the Company and the subsequent interim period through January 24, 2000, there were no disagreements with the former accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the former accountants, would have caused them to make reference to the subject matter of the disagreements in connection with their report. During the Company's two most recent fiscal years and the subsequent interim period, the Company did not consult PricewaterhouseCoopers LLP regarding any matter requiring disclosure under Regulation S-B, Item 304(a)(2), adopted by the Securities and Exchange Commission (the "SEC"). Daszkal, Bolton, Manela, Devlin & Co. have furnished the SEC with a letter stating that it agrees with the above statements.

     The affirmative vote of a majority of all votes cast at the Meeting is required to ratify the appointment. Abstentions and brokers non-votes will not constitute or be counted as "votes" cast for purposes of the Meeting. All proxies will be voted FOR ratification of the appointment unless a stockholder specifies to the contrary on such stockholder's Proxy card. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2000.

                            SOLICITATION OF PROXIES

     The solicitation of Proxies in the enclosed form is made on behalf of the Company and the cost of this solicitation is being paid by the Company. In addition to the use of the mails, Proxies may be solicited personally or by telephone or telegraph using the services of Directors, officers and regular employees of the Company at nominal cost. Banks, brokerage firms and other custodians, nominees and fiduciaries will be reimbursed by the Company for expenses incurred in sending proxy material to beneficial owners of the Company's Common Stock.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the annual meeting for the 2000 fiscal year must be received at the Company's offices by March 21, 2001 for inclusion in the proxy materials relating to such meeting.

     Action may be taken on the business to be transacted at the Meeting on the date provided in the Notice of Meeting and on any date or dates to which an original or later adjournment of such Meeting may be adjourned. As of the date of this Proxy Statement, management does to know of any other matters to be presented at the Meeting. If, however, other matters properly come before the Meeting, whether on the original date provided in the Notice of Meeting or any dates to which any original or later adjournment of such Meeting may be adjourned, it is intended that the holders of the proxy will vote in accordance with their best judgment. Any such matter properly coming before the Meeting will be decided by a majority of the votes cast with respect to such matter. Abstentions and broker non-votes are not considered as cast and, accordingly, will have no effect on the vote with respect to such matter.

                                          By Order of the Board of Directors

Dated: July 27, 2000

[X] PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE USING
    DARK INK ONLY.

1.   To elect the following Directors: Robert D. Press, Charles Litt, Maynard       FOR                    WITHHELD
     J. Hellman, Alyce B. Schreiber, Evaldo F. Dupuy, Thomas W. Dwyer, Arthur       [ ]                       [ ]
     D. Press and Steven Beitler

     (INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee's name in the space provided)

     -----------------------------------------------------------------------------

2.   To ratify the appointment of PricewaterhouseCoopers LLP as the Company's       FOR        AGAINST     ABSTAIN
     independent auditors for the year ending December 31. 2000.                    [ ]          [ ]         [ ]

3. In their discretion, the proxies are authorized to vote upon such other business as may come before the meeting and at all adjournments thereof.


SIGNATURE(S)                                                                        DATE:                 ,  2000
            ---------------------------------------------------------------------        -----------------

PLEASE SIGN EXACTLY AS NAME APPEARS ABOVE. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING
AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE
SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP
NAME BY AUTHORIZED PERSON.




                             FINANTRA CAPITAL, INC.

Solicited by The Board of Directors for the Annual Meeting of Stockholders to be held on September 1, 2000


PROXY

     The undersigned stockholder(s) of FINANTRA CAPITAL, INC., a Delaware corporation (the "Company"), hereby appoint(s) Robert D. Press and Maynard J. Hellman, with full power of substitution and to act without the other, as the agents, attorneys and proxies of the undersigned, to vote the shares of Common Stock, $.01 par value per share, of the Company standing in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held on Friday, September 1, 2000 and at all adjournments thereof. This Proxy will be voted in accordance with the instructions given on the reverse side. If no instructions are given, this proxy will be voted FOR the election as a Director of each of the nominees set forth on the reverse side and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the year ending December 31, 2000.